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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
                            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[_] Check box if
    no longer subject
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[x] Form 3 Holdings Reported

[_] Form 4 Transactions Reported

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1.  Name and Address of Reporting Person*

       McGregor                     James
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                  China World Tower 2 1 Jianguomenwai Ave.
    ----------------------------------------------------------------------------
                                   (Street)

        Beijing 100004               China
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol    SOHU.COM INC. (SOHU)
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year  December 31, 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [_] Officer             [_] 10% Owner    [_] Other
                        (give title below)                       (specify below)

7.  Individual or Joint/Group Reporting  (check applicable line)

     X  Form Filed by One Reporting Person
    ---

    ___ Form Filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

(Continued)
 Table II B - Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   --------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $0.86              3/22/01                  A                    25,000
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $13                5/13/00                 3(2)                  26,000
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                          $4.19             10/13/00                 5(4)                  13,000
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------

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6. Date Exer-          7. Title and Amount of        8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities         of               of Deriv-             ship Form          ture
   Expiration             (Instr. 3 and 4)              Deriv-           ative                 of De-             of In-
   (Month/Day/                                          ative            Secur-                rivative           direct
   Year)                                                Secur-           ities                 Secu-              Bene-
                                                        ity              Bene-                 rity:              ficial
                                                        (Instr. 4)       ficially              Direct             Owner-
 ----------------------------------------------                          Owned                 (D) or             ship
 Date            Expira-              Amount or                          at End                Indi-              (Instr. 4)
 Exer-           tion       Title     Number of                          of Year               rect (I)
 cisable         Date                 Shares
-----------------------------------------------------------------------------------------------------------------------------
 (1)            12/31/10    Common    25,000                              25,000                   D
                            Stock
-----------------------------------------------------------------------------------------------------------------------------
 (3)             5/12/10    Common    26,000                              26,000                   D
                            Stock
-----------------------------------------------------------------------------------------------------------------------------
 (5)            10/12/10    Common    13,000                              13,000                   D
                            Stock
-----------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:
1. The options were granted on March 22, 2001. 50% of the options vested on June 30, 2001 and the remaining options vested on December 31, 2001.
2. The reporting person owned options to purchase 26,000 shares on July 11, 2000, the date on which a Form 3 was filed on behalf of Mr. McGregor.
3. The options were granted on May 13, 2000 and such options vested on May 13, 2000.
4. The options should have been disclosed on a Form 5 for the 2000 fiscal year no later than February 14, 2001.
5. The options were granted on October 13, 2000 and such options vested on October 13, 2000.

       /s/ James McGregor                    2/8/02
       --------------------------------  -----------------
       James McGregor                         Date
       **Signature of Reporting Person

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                     -2-